CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         VERTICAL COMPUTER SYSTEMS, INC.

      Vertical Computer Systems, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

      DOES HEREBY CERTIFY:

      FIRST: That pursuant to the recommendation of the Board of Directors of Vertical Computer Systems, Inc., the following resolution amending the Certificate of Incorporation of said corporation has been adopted by the vote of stockholders of said corporation holding a majority of the outstanding stock entitled to vote thereon. The resolution setting forth the amendment is as follows:

                  RESOLVED, that Article IV of the Certificate of Incorporation shall be amended to read in its entirety as follows:

                        "The  aggregate  number of shares which the  Corporation
                  shall have the authority to issue is: 1,000,000,000 shares of Common Stock having a par value of $.0000l per share ("Common Stock"'); 1,000,000 shares of Series "A" Preferred Stock having a par value of $.001 per share; 375,000 shares of Series "B" Preferred Stock having a par value of$.00 I per share; 375,000 shares of Series "C" Preferred Stock having a par value of $.00l per share and 300,000 shares of Series "I)" Preferred Stock having a par value of $.001 per share (collectively "Preferred Stock"). Upon the filing of this Certificate of Amendment, all issued and outstanding Common Stock as of this Amendment's filing date, shall be subject to a forward split of twenty for one."

                        The  Board  of  Directors  is   authorized   subject  to
                  limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof

      SECOND: That these resolutions have been adopted by written consent of stockholders holding a majority of the outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

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      THIRD:  That  said  amendment  was duly  adopted  in  accordance  with the provisions of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Vertical Computer Systems, Inc., has caused this certificate to be signed by its President, this 7th day of February, 2000.

                                       VERTICAL COMPUTER SYSTEMS, INC.


                                       By:  /s/ Richard Wade
                                            ----------------------------
                                            Richard Wade, President